Exhibit 10.1

April 18, 2007

Patti Johnson

68 Del Casa Drive

Mill Valley, CA 94941

Dear Patti:

In anticipation and recognition of the important contributions we expect you will make to the success of Charlotte Russe Holding, Inc. & Subsidiaries (Charlotte Russe or “the company”) I am pleased to formalize in writing our commitment to you concerning the terms of your employment as Executive Vice President, Chief Financial Officer of the Company. When signed by you, this agreement shall supersede and be in place of any prior agreements or understandings between us and shall be the sole and exclusive agreement between us pertaining to your employment with the Company.

Duties. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company.

Base Salary. Your base salary will be paid at the rate of $7692.30 per week ($400,000.00 gross a year); paid bi-weekly with payroll. Annually throughout your employment, your performance and salary will be reviewed. All payments under this paragraph or any other paragraph of this agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable federal and state withholdings.

Executive Performance Bonus Plan. You will be eligible for an annual bonus, as determined by the Board of Directors in its sole discretion, based upon your achievement and the Company’s achievement of annual performance goals established by the Board of Directors at the beginning of each fiscal year. All decisions by the Board of Directors pertaining to bonus eligibility and/or achievement are final. From the period beginning October 1, 2006 through September 30, 2007, you will be eligible to participate in the Executive Bonus Plan in which you will be eligible to earn 25%/50%/80% of your gross salary (which will coincide respectively with the Company achievement of a Min/Mid/Max EBITDA Dollar target goal established by the Board of Directors). Bonuses under this Plan are earned at the end of the Company’s fiscal year. Based on your start date, this bonus will be pro-rated. In order to receive any portion of this bonus, you must be actively employed at the completion of the Company’s fiscal year and at the time the bonus is paid out. Bonuses are typically paid out by November of that calendar year.

Notwithstanding anything in this above paragraph, for the period from your start date until the end of this fiscal year, September 30, 2007 only, we will guarantee you a minimum bonus of $100,000.00 gross. In order to receive this guaranteed bonus payment, you must be actively employed at the completion of the Company’s 2007 fiscal year and at the time the bonus is paid out. Note: In the event that you voluntarily resign your position within 12 months of your hire date, this guaranteed bonus amount must be repaid to the company.

Stock Options. Upon your employment, you will receive 80,000 options to purchase Company common stock at the closing NASDAQ price established on the day of grant (first of the month following your hire date). These options will be exercisable in accordance with our 1999 Equity Incentive Plan and subject to a 5 year vesting schedule.

In addition, the Company is conducting a study for the potential adoption of performance stock grants. If and when such stock grants are adopted and approved, as a senior executive, you would qualify for participation in such program.

Relocation Allowance. The Company will reimburse you for up to $150,000.00 of moving related expenses based on receipts presented to our Accounting Department within 12 months of your start date and includes costs related to buying and selling of residential properties. Moving related expenses will also include moving company charges, travel (air or auto), food, and lodging expenses related to the actual process of relocation. To the extent that any of these relocation reimbursements are taxable to you, they will be “grossed-up” accordingly.

In addition, the Company will reimburse you for costs related to temporary housing in San Diego for three months from your date of hire. These reimbursements are subject to the terms and conditions of our Relocation Agreement which we will ask you to review and sign upon the commencement of your employment. In the event that you resign your employment within 12 months of your start date, all relocation reimbursements that have been paid to you or on your behalf must be paid back to the Company. Please read this relocation agreement and forward to the Human Resources Department prior to submitting any reimbursements. All of these relocation benefits must be claimed within 12 months of your hire date, and you must be actively employed as of the date you incur these expenses.

Benefits. You will accrue three weeks of paid vacation per year, to be taken at such times as you and Company mutually agree upon. Any additional weeks of vacation earned per year will accrue according to Company policy. In addition, you will also accrue 5 health leave days per year. You will be eligible to participate in all benefit and welfare plans made generally available to senior management executives of the Company, as in effect from time to time, subject to Company’s right to modify or terminate such plans or benefits at any time with respect to employees of similar rank and title.

401K. Eligibility for enrollment occurs quarterly after one year of continuous employment. As an additional benefit, the Company will match your contribution at the rate of 25% for up to 4% of your eligible pay. The Company match portion of this savings plan has a vesting schedule of 25% per employment year.

Termination of Employment and Severance. You understand and agree that this agreement is not meant to constitute a contract of employment for a specific term, and consequently your employment will be “at-will”. What this means is that either you or the Company may terminate your employment at any time, without notice and with or without “Cause” (as defined herein). If the Company terminates your employment for Cause, or you terminate your employment, the Company’s only obligation to you under this Agreement will be to continue to pay your base salary through the date of termination and pay to you any unused earned vacation as of the last date of your employment. If, however, the Company terminates your employment for any reason other than for Cause, including your death or disability, the Company will continue to pay your base salary for a period of 12 months following such termination (and will make these payments to your beneficiary in the event of death). There are certain conditions that must be met in order for you to receive any severance payment under this agreement. First, you must sign a general release agreement in favor of the Company. Second, you must abide by all terms of this agreement.

Third, any severance payment(s) made to you under this Agreement shall be offset by the amount of any interim earnings you may have and, will cease altogether when you obtain a new position which pays you compensation equal to or higher than your rate of compensation as of the last date of your employment with the Company. The Company shall have the right to cease making any severance payment under this agreement in the event you breach any provision of it. You will not be entitled to any fringe benefits following termination of employment, except as specifically provided in writing in the applicable benefit plan or policy.

For purposes of this agreement, “Cause” means (i) willful breach of duty, gross neglect of duty, gross carelessness or gross misconduct in the performance of your duties; (ii) commission of a felony or other crime involving moral turpitude; (iii) commission of any act of dishonesty involving the Company; (iv) the unauthorized disclosure of material privileged or confidential information related to the Company or its employees, except as may be compelled by legal process or court order; (v) the commission of a willful act or omission which violates material Company policy, procedures, or otherwise constitutes unethical or detrimental business conduct; (vi) alcohol or controlled substance abuse that materially impacts the performance of your duties; or (vii) any other willful act or omission which, in the opinion of the Board of Directors of the Company has, or is reasonably likely to have, a material adverse impact upon the Company.

Restricted Activities. During the term of your employment with the Company, you will not, directly or indirectly, be connected as an officer, employee, Board member, consultant, advisor, owner or otherwise (whether or not for compensation) with any business which competes with any business of the Company or its subsidiaries in any area where such business is then being conducted or actively planned by the Company or a subsidiary. During the term of your employment with the Company, and for a period of two years thereafter, you will not, and you will not assist any other person or entity to, hire or solicit the employment of any employees of the Company or any of its subsidiaries (or any person who in the prior six months was such an employee) or otherwise seek to induce any such employee to terminate his or her employment with the Company or any of its subsidiaries. Other than in connection with the performance of your duties for the Company, you will not disclose to any person or entity any information obtained by you while in the employ of the Company, the disclosure of which may be adverse to the interests of the Company, or use any such information to the detriment of the Company. You understand that your commitments in this paragraph are in exchange for the Company’s commitments to you in this letter, and that the restrictions contained in the preceding two sentences apply after your employment terminates, regardless of the reason for such termination.

Miscellaneous. The headings in this agreement are for convenience only and do not affect the meaning hereof. This letter constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, whether written or oral, with respect to your employment and compensation and all matters pertaining thereto. This agreement shall be governed by and construed in accordance with the law of the State of California. Should any action or proceeding be brought to construe or enforce the terms and conditions of this agreement, the losing party will pay to the prevailing party all court costs and reasonable attorneys’ fees and costs incurred in such action or proceeding. Please also understand that by no means does the Company wish you to undertake any activities on behalf of Charlotte Russe that would cause you to violate the terms of the Non Compete Agreement or any other obligation you may be under by virtue of your current employment or otherwise you expressly agree that you shall not do so in connection with your employment with the Company.

Disputes. Any dispute between the Company and you concerning the meaning or interpretation of this Agreement, or any alleged breach thereof, shall be resolved in a binding arbitration to be conducted in San Diego, California before a single neutral arbitrator to be selected by the parties from a list of arbitrators on the Employment Dispute Panel of the Judicial Arbitration and Mediation Service (“JAMS”). Arbitration shall be initiated by the party desiring arbitration by serving written notice to the other party. Said arbitration shall be conducted no later than 120 days following the date of said written notice, absent the written agreement of the parties otherwise. The prevailing party in such an arbitration shall be entitled to costs of suit and attorneys’ fees, in addition to any award by the arbitrator.

Partial Invalidity. If the application of any provision of this agreement is held invalid or unenforceable, the remaining provisions shall not be affected, but will continue to be given full force and in effect as if the part held invalid or unenforceable had not been included.

Acceptance. In accepting the terms and conditions reflected in this letter, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter. If this letter reflects your understanding, please sign and return a copy to me, whereupon it shall become a binding agreement between the Company and you.

Very truly yours,

Charlotte Russe Holding, Inc. & Subsidiaries

By:	Hard copy with original signature to follow in mail

Mark Hoffman
Chief Executive Officer

Accepted and Agreed To:

/s/ PATRICIA K. JOHNSON	April 20, 2007
Patricia K. Johnson	Date